[Jones, Walker Letterhead]

                                February 12, 1998

International Shipholding Corporation
650 Poydras Street
New Orleans, Louisiana 70130

         Re:      International Shipholding Corporation
                  Registration Statement on Form S-4
                  $110,000,000 aggregate principal amount of
                  7 3/4% Series B Senior Notes due 2007

Gentlemen:

         We have acted as your counsel in connection with the preparation of the registration statement on Form S-4 (the "Registration Statement") filed by International Shipholding Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, on the date hereof with respect to the Company's offer to exchange (the "Exchange Offer") up to $110 million aggregate principal amount of the Company's 7 3/4% Series B Senior Notes due 2007 (the "New Notes") for a like principal amount of the Company's 7 3/4% Series A Senior Notes due 2007 (the "Old Notes"). The New Notes will be offered under an Indenture dated as of January 22, 1998, between the Company and The Bank of New York, as trustee (the "Indenture").

         In so acting, we have examined originals, or photostatic or certified copies, of the Indenture, the form of the New Notes and such records of the Company, certificates of officers of the Company and of public officials, and such other documents as we have deemed relevant. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

         Based upon the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

                  When the New Notes issuable upon consummation of the Exchange Offer have been (i) duly executed by the Company and authenticated by the trustee therefor in accordance with the terms of the Indenture and
         (ii) duly delivered against the receipt of Old Notes surrendered in exchange therefor, the New Notes will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium
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International Shipholding Corporation
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         or similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

         The foregoing opinion is limited in all respects to the laws of the State of New York and federal laws.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus included therein under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations of the Commission promulgated thereunder.

                                             Very truly yours,

                                             JONES, WALKER, WAECHTER, POITEVENT,
                                               CARRERE & DENEGRE, L.L.P.

                                              By: /s/ L. RICHARDS MCMILLAN, II
                                                  L. Richards McMillan, II,
                                                  Partner